Exhibit 21.1
INTELLIGENT SYSTEMS CORPORATION
LIST OF PRINCIPAL SUBSIDIARY COMPANIES AS OF MARCH 1, 2007

Subsidiary Name	State of Organization
ChemFree Corporation	Georgia
CoreCard Software, Inc.	Delaware
CoreCard SRL	Romania
ISC Software Pvt. Ltd.	India
VISaer, Inc.	Delaware